ATLAS U.S. GOVERNMENT MONEY MARKET FUND, INC.

CLASS A

MASTER DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

PURSUANT TO RULE 12B-1

UNDER THE INVESTMENT COMPANY ACT OF 1940

Adopted May 14, 2025

WHEREAS, Atlas U.S. Government Money Market Fund, Inc. was incorporated in the Commonwealth of Puerto Rico (the “Fund”), and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company; and

WHEREAS, the Fund is authorized to issue Class A shares, Class I and Class P shares (the “Shares”); and

WHEREAS, the Fund desires to adopt a Plan of Distribution and Shareholder Servicing Plan (the “Plan”) with respect to the Class A Shares; and

WHEREAS, The Fund has entered into a Distribution Agreement (the “Agreement”) with Northern Lights Distributors, LLC, (the “Distributor”), a registered securities broker-dealer and member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) , pursuant to which the Distributor has agreed to act as exclusive agent for the distribution of and to use reasonable efforts to sell the Shares of the Fund, on a continuous basis.

NOW THEREFORE, the Fund hereby adopts this Plan and approves the retention of the Distributor and the payment of certain fees as follows:

1.	Distribution Activities and Shareholder Services.

a.	Distribution Activities. The Fund is authorized to engage in, directly or indirectly through the Distributor or otherwise, and to perform, or cause to be performed, activities related to the distribution of Class A Shares of the Fund, which activities may include, but are not limited to, the following (“Distribution Activities”): (a) the making of payments, including payment of incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that are engaged in the sale of Class A Shares of the Fund, or that may be advising shareholders of the Fund regarding the purchase, sale or retention of Class A Shares of the Fund; (b) incurring expenses of maintaining personnel (including personnel of organizations with which the Fund has entered into agreements related to this Plan) who engage in or support distribution of Class A Shares of the Fund; (c) incurring costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Fund for recipients other than existing shareholders of the Fund; (d) incurring costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (e) incurring costs of preparing, printing and distributing sales literature; (f) incurring costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Fund may, from time to time, deem advisable; and (g) incurring costs of implementing and operating this Plan. The Fund is authorized to engage in Distribution Activities related to the distribution of Class A Shares of the Funds, either directly or indirectly through persons with whom the Fund has entered into agreements related to this Plan, including, without limitation, the Distributor.

b.	Shareholder Services. In order to facilitate and/or enhance the Fund’s and/or the Fund’s Distribution Activities related to the Fund’s Class A Shares, the Fund may pay fees (or otherwise incur expenses) (subject to the limitations set forth in Section 2 hereof) for Shareholder Services. For purposes of this Plan “Shareholder Services” shall mean those services of securities dealers or other financial intermediaries, financial institutions, investment advisers and others rendered in connection with the holding of Class A Shares of the Fund for shareholders in omnibus accounts or as shareholders of record or in providing shareholder support or administrative services to the Fund and its shareholders or that are rendered to shareholders of the Fund’s Class A Shares and not otherwise provided by the Fund’s transfer agent, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Fund processing shareholder transactions, and in providing such other shareholder services as the Fund may reasonably request.

2.	Fees.

a.	Distribution and Shareholder Service Fees. The Fund is authorized to pay fees (or otherwise incur expenses) for Distribution Activities and Shareholder Services at an aggregate, annualized rate not to exceed the lesser of (i) the “Maximum Authorized Rate” and (ii) the “Currently Approved Rate” (each as set forth opposite the Fund named on Exhibit A attached hereto). The “Maximum Authorized Rate” shall mean the maximum rate authorized by the Board under this Plan and the “Currently Approved Rate” shall mean that portion of the Maximum Authorized Rate that is currently authorized for payment by the Fund, as may be amended from time to time. The applicable rate shall be applied to the average daily net assets attributable to Class A Shares of the Fund. In no event shall the rate paid for Distribution Activities exceed 0.25% and the rate paid for Shareholder Services exceed 0.25% per annum.

b.	Fees in Relation to Expenses. The amount of fees payable by the Fund pursuant to this Section 2 may be greater or lesser than the expenses actually incurred by the Fund or by the Distributor or other financial intermediary on behalf of the Fund in connection with the performance of Distribution Activities and Shareholder Services.

3.	Authority of the Distributor. The Fund is hereby authorized and directed to retain the services of the Distributor to act as its principal underwriter, and, in such capacity, the Distributor is authorized to engage in Distribution Activities and/or Shareholder Services for and on behalf of the Fund and to enter into agreements with securities dealers, financial intermediaries, financial institutions, investment advisers, and others to engage in Distribution Activities and/or Shareholder Services for and on behalf of the Fund and to receive for itself or for the benefit of such third parties (and to the extent received for the benefit of such third parties to pay to such third parties) the fees authorized to be paid by the Fund pursuant to Section 2 hereof. The Distributor also is authorized to make payments to the investment adviser of the Fund for reimbursement of marketing related expenses and/or compensation for administrative assistance.

4.	Term and Termination.

a.	This Plan shall become effective with respect to the Fund listed on Exhibit A attached hereto (which may be amended from time to time) on May 14, 2025 with respect to Class A Shares of the Fund.

b.	Unless terminated as herein provided, this Plan shall continue in effect for one year from the effective date and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both: (i) the Directors of the Board; and (ii) the Independent Directors, cast in person at a meeting called for the purpose of voting on such approval.

c.	This Plan may be terminated with respect to the Fund at any time, without payment of any penalty, by the vote of a majority of the Independent Directors or by vote of a majority of the outstanding voting securities of the Class A Shares of the Fund; and Exhibit A attached hereto shall be amended accordingly.

d.	The Fund subject to this Plan may terminate any agreement related to this Plan, without payment of any penalty, by the vote of a majority of the Independent Directors or by vote of a majority of the outstanding voting securities of the Class A Shares of the Fund, upon sixty (60) days written notice to the other parties to such agreement. In addition, any agreement related to this Plan shall terminate automatically in the event of its assignment.

5.	Amendments. All material amendments to this Plan (including, without limitation, material amendments to Exhibit A attached hereto) must be approved in the manner provided for annual renewal of this Plan in Section 4(b) hereof. In addition, this Plan (including, without limitation, Exhibit A attached hereto) may not be amended to increase materially the amount of expenditures provided for in Sections 2 and 3 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of the Class A Shares of the Fund to which the increase applies.

6.	Selection and Nomination of Independent Directors. While this Plan is in effect, the selection and nomination of the Independent Directors shall be made solely at the discretion of the Independent Directors.

7.	Quarterly Reports. The Board shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

8.	Recordkeeping. The Fund shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 7 hereof, for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

9.	Limitation of Liability. A copy of the Agreement and Certificate of Incorporation is on file with the Commonwealth of Puerto Rico, Dept. of State and notice is hereby given that this Plan is executed on behalf of the directors of the Fund as directors and not individually and that the obligations of this Plan are not binding upon the directors, the shareholders of the Fund, but are binding only upon the assets and property of the Fund.

10.	Incorporation by Reference. Exhibit A to this Plan (as the same may be amended from time to time) shall be deemed part of this Plan and is incorporated herein by this reference.

11.	Defined Terms. As used in this Plan, the terms “majority of the outstanding voting securities,” “assignment,” and “interested person” shall have the meanings ascribed to those terms in the 1940 Act.

Exhibit A

ATLAS U.S. GOVERNMENT MONEY MARKET FUND, INC.

CLASS A

MASTER DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

DATED May 14, 2025

Fund Name	Maximum Authorized Rate	Currently Approved Rate	Distributor
Atlas U.S. Government Money Market Fund, Inc. Class A Shares	0.25%	0.25%	Northern Lights Distributors, LLC

ACKNOWLEDGED AND APPROVED BY:

Atlas U.S. Government Money Market		Northern Lights Distributors, LLC
Fund, Inc.

By:	/s/ Paul Hopgood	By:	/s/ Kevin M. Guerette
Paul Hopgood		Kevin M. Guerette
President		President